Exhibit 10(a)

EXECUTION COPY
CONFIDENTIAL

STOCK PURCHASE AGREEMENT

by and between

PPL Chile Energía Limitada

and

Compañía General de Electricidad

Dated as of September 12, 2007

Table of Contents
Page

Exhibits

Exhibit A	Stock Transfer Form

Schedules

Schedule 1(a)	Seller’s Knowledge
Schedule 1(b)	Buyer’s Knowledge
Schedule 3.3	Consents
Schedule 4.1	Organization and Existence
Schedule 4.2	Subsidiaries
Schedule 4.3(b)	Business Activities
Schedule 4.4	Litigation
Schedule 4.6(c)	Material Contracts
Schedule 4.7	Assets
Schedule 4.8(a)	Employment Agreements
Schedule 4.8(c)	Strikes, Lockouts and Labor Stoppages
Schedule 4.8(e)	Pending Payments to Directors
Schedule 4.9	Environmental Matters
Schedule 4.10	Insurance
Schedule 4.11	Taxes
Schedule 6.2(a)	Conduct of Business Pending the Closing

This STOCK PURCHASE AGREEMENT (this “Agreement”) is dated as of September 12, 2007 and is by and between PPL Chile Energía Limitada, a limited liability company organized under the laws of Chile (“Seller”), and Compañía General de Electricidad, a corporation organized under the laws of Chile (“Buyer”).

RECITALS

WHEREAS, Seller owns an approximately 95.4% interest in Empresas Emel S.A. (“Emel”), a corporation organized under the laws of Chile, which in turn owns interests in various electric distribution and transmission companies and related entities operating in Chile (Emel and each of its majority-owned subsidiaries, together, the “Companies”);

WHEREAS, Seller owns directly an approximately 0.00356% membership interest in Emel Inversiones Chile Limitada, a limited liability company organized under the laws of Chile (“Inversiones”), and, through Emel, Seller owns indirectly an approximately 99.99644% membership interest of Inversiones; and

WHEREAS, in accordance with this Agreement, Buyer desires to purchase, and Seller desires to sell to Buyer, 100% of Seller’s equity interest in Emel (the “Emel Shares”) and 100% of Seller’s direct membership interest in Inversiones (the “Inversiones Interest” and, together with the Emel Shares and a corresponding indirect interest in each of Emel’s subsidiaries, the “Company Shares”).

NOW THEREFORE, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND RULES OF CONSTRUCTION

SECTION 1.1.   Definitions.  Capitalized terms used in this Agreement have the meanings ascribed to them by definition in this Agreement or in Appendix A hereto.

ARTICLE II

PURCHASE AND SALE

SECTION 2.1.   Purchase and Sale of the Emel Shares and Closing.  (a) In accordance with the terms and subject to this Agreement, Buyer agrees to purchase the Emel Shares and Seller agrees to sell to Buyer the Emel Shares free and clear of any Liens other than those arising out of this Agreement.

(b)  The aggregate amount to be paid by Buyer for the Emel Shares is Six Hundred Sixty Million U.S. Dollars (US $660,000,000) (the “Purchase Price”) (which amount represents a purchase price per share of approximately Forty-Seven U.S. Dollars and Fifty-One Cents (US $47.51) for each Emel Share (the “Per Share Price”)). At the Closing, Buyer shall pay the Purchase Price to Seller in the United States of America, without deduction or withholding of any kind by wire transfer of immediately available funds in U.S. Dollars to such accounts specified by Seller to Buyer in writing at least one Business Day prior to the Closing.  The closing of the purchase and sale of the Emel Shares (the “Closing”) shall take place on the date the Tender Offer is completed and accepted by Buyer pursuant to Section 6.7 and applicable Law at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York at 10:00 a.m., local time, or at such other time, date and place as may be mutually agreed upon in writing by the Parties (the date on which the Closing actually occurs being referred to as the “Closing Date”).

SECTION 2.2.   Transactions to be Effected at the Closing.  At the Closing:

(a)  Except as otherwise required in accordance with the Tender Offer and applicable Law, Seller shall deliver (or cause to be delivered) to Buyer (i) an instrument of transfer in respect of the Emel Shares substantially in the form attached as Exhibit A, attaching thereto the stock certificates representing the Emel Shares, and (ii) a deed reflecting the transfer of the Inversiones Interest from Seller to Buyer for the total purchase price of 1,451,307 Chilean pesos.

(b)  Seller shall deliver minutes of the board of Emel with the resignation for each of the non-executive board members of Emel and the other Companies, all of whom have been previously named by the Buyer;

(c)  Buyer and Seller shall deliver any other documents required for such Closing under applicable Law, including applicable Laws related to the Tender Offer; and

(d)  Buyer shall pay the Purchase Price as provided in Section 2.1.

ARTICLE III

REPRESENTATIONS AND WARRANTIES RELATING TO SELLER

Seller hereby represents and warrants to Buyer as of the date hereof as follows:

SECTION 3.1.   Organization and Existence.  Seller is a limited liability company with all requisite power and authority required to enter into this Agreement and consummate the transactions contemplated hereby.  Seller is duly qualified or licensed to do business in each other jurisdiction where the actions required to be performed by it hereunder makes such qualification or licensing necessary, except in those jurisdictions where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 3.2.   Authorization. The execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby are within Seller’s powers and have been duly authorized by all necessary action on the part of Seller.  This Agreement constitutes (assuming the due execution and delivery by the other Party hereto) a valid and legally binding obligation of Seller enforceable against Seller in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

SECTION 3.3.   Consents. Except as set forth on Schedule 3.3, no claim, legal action, suit, arbitration, governmental investigation, or other legal, judicial or administrative proceeding is pending or, to the Knowledge of Seller, threatened against Seller or the Companies, which would prevent or delay the transactions contemplated hereby.  No consent, approval, license, permit, order or authorization (each, a “Consent”) of, or registration, declaration or filing (each, a “Filing”) with, any Governmental Entity which has not been obtained or made by Seller is required for or in connection with the execution and delivery of this Agreement by Seller, and the consummation by Seller of the transactions contemplated hereby, other than such Consents and Filings the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.4.   Noncontravention. The execution, delivery and performance of this Agreement by Seller does not, and the consummation by Seller of the transactions contemplated hereby will not (i) contravene or violate any provision of the organizational documents of Seller or the Companies, or (ii) contravene or violate any provision of, or result in the termination or acceleration of, or entitle any party to accelerate any obligation or indebtedness under, any mortgage, lease, franchise, license, permit, agreement, instrument, law, order, arbitration award, judgment or decree to which Seller or the Companies are a party or by which Seller or any of the Companies are bound, except for any such violations or defaults (or rights of termination, cancellation or acceleration) which would not, individually or in the aggregate, reasonably be expected to result in (A) the early termination of, or suspension of material services under any Material Contract, (B) a payment individually or in the aggregate by the Companies of US$5,000,000 or more, or (C) a Material Adverse Effect.

SECTION 3.5.   Title. Seller is directly the legal and beneficial owner of, and has good and marketable title to, the Emel Shares, free and clear of all Liens other than those arising pursuant to this Agreement.  There are no outstanding options, warrants or other rights of any kind including any restrictions on transfers, relating to the sale, or voting of such Company Shares, the subscription of additional shares in the capital of the Companies or any securities convertible into or evidencing the right to purchase additional shares in the capital of the Companies. Upon Closing, Buyer shall have good and marketable title to such Emel Shares, free and clear of any Liens, restrictions on transfer and voting or preemptive rights, other than those arising pursuant to this Agreement.

SECTION 3.6.   Brokers. Neither Seller nor any of its Affiliates (including, for these purposes, the Companies) have any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Buyer or its Affiliates (including, for these purposes, the Companies) could become liable or obliged.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANIES

Seller hereby represents and warrants to Buyer as of the date hereof as follows:

SECTION 4.1.   Organization and Existence. Except as set forth on Schedule 4.1, the Companies are each duly incorporated, validly existing and in good standing under the laws of their place of organization.  Except as set forth on Schedule 4.1, the Companies are duly qualified or licensed to transact business in each jurisdiction in which the properties owned, leased or operated by the Companies or the nature of the business conducted by the Companies makes such qualification necessary, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 4.2.   Subsidiaries. The legal name, place of organization and respective ownership interest of each of the Companies is set forth on Schedule 4.2 hereto.  Except as set forth on Schedule 4.2, the Companies do not own any direct or indirect equity ownership, participation or voting right or interest in any other Person (including any Contract in the nature of a voting trust or similar agreement or understanding or indebtedness having general voting rights) or any options, warrants, convertible securities, exchangeable securities, subscription rights, conversion rights, exchange rights, stock appreciation rights, phantom stock, profit participation or other similar rights or Contracts in or issued by any other Person.

SECTION 4.3.   Financial Statements; Business Activities.

(a)  Seller has previously furnished or made available to Buyer copies of (i) the audited consolidated financial statements of Emel as of and for the years ended December 31, 2004, December 31, 2005 and December 31, 2006, and (ii) the unaudited financial statements of Emel as of June 30, 2007 and for the six months then ended (the “Financial Statements”); and the Financial Statements fairly present, in all material respects, in conformity with Chilean GAAP (except as described in the notes thereto), the financial position, the results of operations and cash flows of Emel as of the dates and for the periods indicated, subject in the case of any unaudited and/or interim Financial Statements to normal year-end adjustments and the absence of footnotes.

(b)  Except as set forth on Schedule 4.3(b), since December 31, 2006, (i) the Companies’ business has been conducted in accordance with the ordinary course of business consistent with past practices, (ii) the Companies have not paid any dividends or made any other distributions, and (iii) there has not been any change, event or effect that, individually or in the aggregate with other changes, events or effects, has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

SECTION 4.4.   Litigation.Except as disclosed on Schedule 4.4, there are no Claims pending or, to Seller’s Knowledge, threatened, against or otherwise relating to the Companies before any Governmental Entity or any arbitrator, that would, individually or in the aggregate, reasonably be expected to result in a payment by the Companies of US$5,000,000 or more, or the early termination of any Material Contract.  Except as disclosed on Schedule 4.4, the Companies are not subject to any judgment, decree, injunction, rule or order of any Governmental Entity or any arbitrator that would, individually or in the aggregate, reasonably be expected to result in (i) a payment by the Companies of US$5,000,000 or more, (ii) a Material Adverse Effect, or (iii) the early termination of any Material Contract.

SECTION 4.5.   Compliance with Laws; Sufficiency of Permits and Assets.
Except for such violations that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the Companies are not in violation of any material Law.  All permits, certificates, licenses and other authorizations of all Governmental Entities, and all material equipment, inventory, intellectual property, real property and other assets, that the Companies require in order to own, lease, maintain, operate and conduct its business as currently conducted in all material respects, are held by the Companies.   The Companies are not in violation of the terms of any material permits, licenses, franchises, orders and other authorizations, consents and approvals from Governmental Entities, except for such violations that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 4.6.   Material Contracts.

(a)  Except for Contracts with respect to which the Companies will not be bound or have liability after the Closing or which are terminable on less than ninety (90) days’ notice without penalty, the Companies have provided Buyer with, or access to, true and complete copies of all Material Contracts as of the date hereof.

(b)  Each Material Contract constitutes the valid and binding obligation, in full force and effect, of the Companies and, to Seller’s Knowledge, the other parties thereto.

(c)   Except as set forth on Schedule 4.6(c), the Companies are not in default, and, to Seller’s Knowledge, no other party is in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, would result in such a default under any Material Contract to which the Companies are a party or by which any of them is bound or to which any of its assets and property are subject, other than as would not, individually or in the aggregate, reasonably be expected to result in (i) the early termination of, or suspension of material services under, such Material Contract, (ii) to Seller’s Knowledge, a payment by the Companies of US$1,000,000 or more, or (iii) a Material Adverse Effect.

SECTION 4.7.   Assets. Except as set forth on Schedule 4.7, the Companies have uninterrupted and undisputed possession to the material assets they own and purport to own (including their property, inventory and other assets), free and clear of all Liens other than the foregoing (each of which is a “Permitted Lien”): (a) such imperfections of title, easements, encumbrances, restrictions or other Liens which do not impair (i) the current or future value thereof by more than US$5,000,000 (individually or in the aggregate), (ii) the use of the Companies’ assets in any material respect, or (iii) Seller’s ability to perform its obligations hereunder, (b) Liens imposed by applicable Law, or (c) Liens for Taxes not yet due and payable, or being contested in good faith.

SECTION 4.8.   Employee Matters.

(a)  Seller has made available to Buyer copies of each Company Plan, including plan documents and any other material related documents and all amendments thereto.  Schedule 4.8(a) contains a list of all employment agreements with any member of Senior Management.

(b)  Each Company Plan is maintained, operated and administered in material compliance with applicable Laws and with the terms of such Company Plan (including the making of any required contributions), except where the failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)  Except as set forth in Schedule 4.8(c) or as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there are no existing or, to the Knowledge of Seller, threatened strikes, lockouts or other labor stoppages involving the employees of the Companies.

(d)  All due and payable social security contributions, pension fund contributions, health mandatory contributions and severance benefits for which the Companies are currently liable have been paid.

(e)  Except as set forth in Schedule 4.8(e), there are no pending payments due to any director of any of the Companies in connection with their duty as director of any of the Companies.

SECTION 4.9.   Environmental Matters. Except as disclosed on Schedule 4.9:  (a) the Companies are in material compliance with all, and have not violated in any material respect any, applicable Environmental Laws and to Seller’s Knowledge, there is no condition or circumstance that would prevent or materially interfere with such compliance in the future, (b) there are no suits, demands, claims, hearings, investigations or proceedings pending or, to Seller’s Knowledge, threatened against the Companies or with respect to their material assets relating to any material violation, or alleged material violation, of, or material liability or alleged material liability under or relating to, any Environmental Law, (c) the Companies have not disposed of, released or transported, or arranged for the disposal, release, or transportation of, any Hazardous Substance in material violation of any applicable Environmental Law, or in a manner or to a location that could reasonably be expected to give rise to any material liability under or relating to any Environmental Law, (d) no Hazardous Substance is otherwise present at or about any real property or facility currently or formerly owned or operated by the Companies, in amount or condition that could reasonably be expected to result in material liability under or relating to any Environmental Law, and (e) the Companies have not assumed, retained or provided indemnity against any material liability under or relating to any Environmental Law.

SECTION 4.10.   Insurance. The Companies and their businesses and/or properties are insured to the extent specified under the insurance policies listed on Schedule 4.10, which include identification of those policies that will be transferred to, or retained by, Buyer or the Companies on Closing.  All of the insurance policies listed on Schedule 4.10 are valid and in full force and effect and all premiums with respect thereto due and payable for any period prior to the Closing Date have been or will be paid by the Companies prior to the Closing, and no written notice of cancellation or termination has been received by the Companies or Seller with respect to any such material policies which has not been replaced on substantially similar terms prior to the date of such cancellation or termination.  The Companies are not in default on any material term of any of such policies and have not failed to give timely notice of any loss thereunder.  The Companies have made available to Buyer accurate and complete copies of the insurance policies listed on Schedule 4.10.

SECTION 4.11.   Taxes. Except as set forth on Schedule 4.11, (i) all Tax Returns required to be filed by the Companies or by Seller with respect to the Companies have been or will be filed when due in accordance with all applicable Laws; (ii) the Companies have paid in full all Taxes due and payable, whether or not shown on such Tax Returns; (iii) there is no action, suit, proceeding, investigation, audit or claim now pending with respect to any Tax with respect to the Companies; (iv) there are no outstanding agreements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, material Taxes with respect to the Companies; and (v) the Companies have timely and properly collected, withheld and remitted to the Taxing Authority to whom such payment is due all amounts required to be collected or withheld by the Companies for the payment of Taxes.

SECTION 4.12.   Computer Programs.

(a)  None of the software or technical manuals used by the Companies has been copied wholly or substantially from any material in which the Companies do not own the copyright or for which the Companies do not have an authorized license.

(b)  All computer programs, excluding software, used in the business of the Companies (the “Computer Programs”) are owned and operated by and are under the control of the Companies and are not wholly or partly dependent on any facilities which are not under the ownership, operation or control of the Companies, and no action will be necessary to enable such computer programs to continue to be used in the business of the Companies, to the same extent and in the same manner as they have been used prior to the date hereof.

(c)  To the Seller’s Knowledge, the Companies are not in breach of or default under any license or other agreements under which the Companies have rights to use the Computer Programs.

SECTION 4.13.   Affiliate Transactions.

(a)   Seller has made available to Buyer copies of each of the outstanding material agreements that the Companies have entered into with a related party (as such term is defined in Article 100 of Law 18.045 – Ley de Mercado de Valores) (the “Related Party Agreements”).

(b)   Each of the Related Party Agreements is in compliance with Chilean law in all material respects.

SECTION 4.14.   Exclusive Representations and Warranties. It is the explicit intent of each Party hereto that Seller is not making any representation or warranty whatsoever, express or implied, except those representations and warranties expressly set forth in Article III and this Article IV.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as of the date hereof as follows:

SECTION 5.1.   Organization and Existence. Buyer is a corporation with all requisite power and authority required to enter into this Agreement and consummate the transactions contemplated hereby.  Buyer is duly qualified or licensed to do business in each other jurisdiction where the actions required to be performed by it hereunder makes such qualification or licensing necessary, except in those jurisdictions where the failure to be so qualified or licensed would not reasonably be expected to result in a material adverse effect on Buyer’s ability to perform its obligations hereunder.

SECTION 5.2.   Authorization. The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby are within Buyer’s powers and have been duly authorized by all necessary action on the part of Buyer.  This Agreement constitutes (assuming the due execution and delivery by each of the other Parties hereto) a valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

SECTION 5.3.   Consents. No Consent of, or Filing with, any Governmental Entity which has not been obtained or made by Buyer is required for or in connection with the execution and delivery of this Agreement by Buyer, and the consummation by Buyer of the transactions contemplated hereby, other than such Consents and Filings the failure of which to obtain or make would not materially impair or delay the ability of Buyer to effect the Closing.

SECTION 5.4.   Noncontravention. The execution, delivery and performance of this Agreement by Buyer does not, and the consummation by Buyer of the transactions contemplated hereby will not (i) contravene or violate any provision of the organizational or constitutional documents of Buyer, or (ii) contravene or violate any provision of, or result in the termination or acceleration of, or entitle any party to accelerate any obligation or indebtedness under, any mortgage, lease, franchise, license, permit, agreement, instrument, law, order, arbitration award, judgment or decree to which Buyer is a party or by which Buyer is bound, except to the extent that any such events would not materially impair or delay the ability of Buyer to effect the Closing.

SECTION 5.5.   Litigation. There are no Claims pending or, to Buyer’s Knowledge, threatened, against or otherwise relating to Buyer before any Governmental Entity or any arbitrator, that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on Buyer’s ability to perform its obligations hereunder.  Buyer is not subject to any judgment, decree, injunction, rule or order of any Governmental Entity or any arbitrator that prohibits the consummation of the transactions contemplated by this Agreement or would, individually or in the aggregate, reasonably be expected to have a material adverse effect on Buyer’s ability to perform its obligations hereunder.

SECTION 5.6.   Compliance with Laws. Buyer is not in violation of any Law, except for violations that would not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on Buyer’s ability to perform its obligations hereunder.

SECTION 5.7.   Brokers.  Neither Buyer nor any of its Affiliates has any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Seller or its Affiliates could become liable or obliged.

SECTION 5.8.   Investment Intent.   Buyer acknowledges that neither the offer nor the sale of the Emel Shares has been registered under the U.S. Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the “Securities Act”), or under any state or foreign securities laws.  Buyer is acquiring the Emel Shares for its own account for investment, without a view to, or for a resale in connection with, the distribution thereof in violation of the Securities Act or any applicable state securities laws and with no present intention of distributing or reselling any part thereof.  Buyer will not so distribute or resell any of the Emel Shares in violation of any such law.

SECTION 5.9.   Available Funds. Buyer has, and at the Closing will have, all funds necessary for its payment of the Purchase Price and for all other actions necessary for Buyer to consummate the transactions contemplated in this Agreement.

SECTION 5.10.   Investigation. Buyer is a sophisticated entity, is knowledgeable about the industry in which the Companies operate, experienced in investments in such businesses and able to bear the economic risk associated with the purchase of the Emel Shares.  Buyer has such knowledge and experience as to be aware of the risks and uncertainties inherent in the purchase of shares of the type contemplated in this Agreement, as well as the knowledge of the Companies and their operations in particular, and has independently, based on such information made its own analysis and decision to enter into this Agreement.  Buyer had full access to the books, records, facilities and personnel of the Companies for purposes of conducting its due diligence investigation of the Companies.

SECTION 5.11.   Disclaimer Regarding Projections. Buyer may be in possession of certain projections and other forecasts regarding the Companies, including but not limited to projected financial statements, cash flow items and other data of the Companies and certain business plan information of the Companies.  Buyer acknowledges that there are substantial uncertainties inherent in attempting to make such projections and other forecasts and plans and accordingly is not relying on them, that Buyer is familiar with such uncertainties, that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections and other forecasts and plans so furnished to it, and that Buyer shall have no claim against anyone with respect thereto.  Accordingly, Buyer acknowledges that, without limiting the generality of Section 4.12, neither Seller nor any of their Affiliates has made any representation or warranty with respect to such projections and other forecasts and plans.

SECTION 5.12.   Legal Impediments. There are no facts relating to Buyer, any applicable Law or any agreement to which Buyer is a party that would disqualify Buyer from obtaining control of the Companies or that would prevent, delay or limit the ability of Buyer to effect the Closing.

SECTION 5.13.   No Other Representations or Warranties.   It is the explicit intent of each Party hereto that Buyer is not making any representation or warranty whatsoever, express or implied, except those representations and warranties expressly set forth in this Article V.

ARTICLE VI

COVENANTS

SECTION 6.1.   Information Pending Closing.  During the Interim Period, Seller shall cause the Companies to provide Buyer and its Representatives with information as to the Companies and their material operations, as reasonably requested by Buyer and to the extent such information is readily available or could be obtained without any material interference with the business or operations of the Companies.  Notwithstanding the foregoing, Seller shall not be required to provide any information which Seller reasonably believes it or the Companies are prohibited from providing to Buyer by reason of applicable Law, which constitutes or allows access to information protected by attorney/client privilege, or which Seller or the Companies are required to keep confidential or prevent access to by reason of any Contract with a third party.  Notwithstanding anything contained herein, Buyer shall not be permitted during the Interim Period to contact any of the Companies’ vendors, customers or suppliers, or any Governmental Entities (except in connection with applications for governmental approvals in connection with this Agreement) regarding the operations or legal status of the Companies without receiving prior written authorization from Seller.   Following the Closing, Seller shall be entitled to retain copies (at Seller’ sole cost and expense) of all books and records relating to its ownership and/or operation of the Companies and their businesses; provided that any confidential information relating to the Companies retained by Seller shall be subject to the requirements of Section 6.4(a) as applicable.

SECTION 6.2.   Conduct of Business Pending the Closing.  (a) From the date of this Agreement through the Closing, Seller shall cause the Companies to be operated in the ordinary course of business consistent with past practices, and to use commercially reasonable efforts to preserve, maintain and protect their assets in material compliance with applicable Laws.  Without limiting the foregoing, except as otherwise expressly contemplated by this Agreement or set forth in Schedule 6.2(a) or as consented to by Buyer, which consent shall not be unreasonably withheld, conditioned or delayed, Seller shall cause the Companies not to do the following during the Interim Period:

(i)    sell, transfer, convey or otherwise dispose of any material assets (i) outside the ordinary course of business and/or (ii) that represent more than two percent (2%) of the total value of the assets of the Companies;

(ii)   merge or consolidate with any other Person (including with any of the other Companies) or acquire all or substantially all of the assets of any other Person (other than one of the other Companies);

(iii)  issue or sell any equity interests;

(iv)  liquidate, dissolve, reorganize or otherwise wind up their business or operations;

(v)   purchase any equity securities of any Person (including securities or shares issued by any of the Companies), except for short-term investments or cash equivalents made in the ordinary course of business consistent with past practices;

(vi)  amend or modify their organizational documents;

(vii) effect any recapitalization, reclassification or like change in their capitalization;

(viii)except in the ordinary course of business, acquire any material assets;

(ix)   engage in any material new line of business;

(x)    make any material change in their Tax and accounting reporting principles, methods or policies, except as required by Chilean GAAP or applicable Law;

(xi)   pay or make any dividend or other distribution;

(xii)  create, incur or assume any indebtedness, except in an amount not exceeding $20,000,000 in the aggregate;

(xiii) incorporate any new related or affiliated entity;

(xiv) except in the ordinary course of business, create or increase in any material respect any salaries, wages, commission scales, bonuses or any profit sharing, compensation, stock option, pension, retirement, deferred compensation, or other employee benefit plans, agreements, trust funds or arrangements for the benefit or welfare of any employee or agent;

(xv)  approve or consent to the early termination of any Material Contract; or

(xii)   agree or commit to do any of the foregoing.

(b)  Notwithstanding Section 6.2(a) or any other provision herein, the Companies may take commercially reasonable actions with respect to emergency situations and/or to comply with applicable Laws.

SECTION 6.3.   Cooperation on Tax Matters.  Buyer and Seller shall cooperate fully, and shall cause their respective Affiliates to cooperate fully, as and to the extent reasonably requested by any Party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding (each a “Tax Proceeding”) with respect to such Tax Returns.  Such cooperation shall include the retention and (upon a Party’s request) the provision of records and information which are reasonably relevant to any such Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  The requesting Party shall reimburse the cooperating Parties for all reasonable costs and expenses incurred by such cooperating Parties.

SECTION 6.4.   Confidentiality; Publicity.  (a) Each Party shall keep confidential and shall not disclose to any Person without prior written consent of the other Party (the “Provider”) the existence or content of this Agreement, all confidential information (irrespective of written, oral or any other form) received prior to, on or after the date hereof by such Party or its representatives and Affiliates (the “Recipient”) from the Provider in relation to this Agreement and the transaction contemplated hereby (the “Confidential Information”); provided, however, that the Recipient may disclose, on a need-to-know basis, Confidential Information to its representatives and Affiliates.  The Recipient shall be liable for any breach by its representatives and Affiliates of any of its confidentiality obligations contained herein.  Notwithstanding the foregoing, in the event that the Recipient or any of its representatives or Affiliates is requested pursuant to, or required by, applicable Law or legal process (including rules of any national securities exchange) to disclose any Confidential Information, the Recipient shall notify the Provider promptly so that the Provider may seek a protective order or other appropriate remedy or, in the Provider’s sole discretion, waive compliance with the terms of this Agreement.  In the event that no such protective order or other remedy is obtained, or that the Provider waives compliance with the terms of this Agreement, the Recipient shall furnish only that portion of the Confidential Information which the Recipient is advised by counsel is required and will exercise all reasonable efforts as are practicable to obtain reliable assurance that confidential treatment will be accorded the Confidential Information.  Notwithstanding anything to the contrary, however, Seller unconditionally shall be permitted to file with the U.S. Securities and Exchange Commission any information regarding this Agreement or the proposed transaction that they deem advisable in their sole discretion.  Notwithstanding anything to the contrary, however, Buyer unconditionally shall be permitted to file with the Superintendencia de Valores y Seguros and Chilean stock exchanges any information regarding this Agreement or the proposed transaction that it deems advisable or required by law in its sole discretion.  The obligations under this Section 6.4(a) shall survive until the earlier of (i) the first anniversary of the date of termination of this Agreement, or (ii) the first anniversary of the Closing Date.

(b)  Prior to Closing, neither Party will make any public announcement or issue any public communication (including announcements or communications to employees of the Companies and interviews with the media) regarding this Agreement or the proposed transaction, or any matter related to the foregoing, without the prior written consent of the other Party (not to be unreasonably withheld), except if such announcement or other communication is required by, applicable Law or legal process (including rules of any national securities exchange), in which case the disclosing party shall, as permitted by applicable Law or legal process, first allow the other Party at least two (2) Business Days to review such announcement or communication and the opportunity to comment thereon,.

SECTION 6.5.   Post-Closing Books and Records.  (a) Buyer shall, and to the extent within its powers as majority owner, shall cause the Companies to, retain, for seven years after the Closing Date, all books, records and other documents pertaining to the Companies’ business that relate to the period prior to the Closing Date, except for tax returns and supporting documentation relating to the Companies’ business or the Companies’ assets which shall be retained until sixty (60) days after the date required by applicable Laws, and to make the same available after the Closing Date for inspection and copying by Seller, during regular business hours without significant disruption to the Companies’ business and upon reasonable request and upon reasonable advance notice.  At and after the expiration of such period, if Seller or any of its Affiliates has previously requested in writing that such books and records be preserved, Buyer shall, and to the extent within its powers as majority owner, shall cause the Companies to, either preserve such books and records for such reasonable period as may be requested by Seller or transfer such books and records to Seller or its designated Affiliate at Seller’s expense.

(b)  For a twelve-month period following the Closing, Buyer shall provide to Seller financial and accounting information pertaining to the Companies’ business prior to the Closing as reasonably requested by Seller to comply with applicable Laws and tax and accounting requirements.  This information will be provided by the Buyer within the same terms and period that must be filed with the Superintendencia de Valores y Seguros; provided that any confidential information relating to the Companies provided to Seller under this Section 6.5(b) shall be subject to the requirements of Section 6.4(a) as applicable.

SECTION 6.6.   Expenses.  Except as otherwise provided in this Agreement, whether or not the Closing takes place, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.

SECTION 6.7.   Tender Offer.  (a) No later than October 5 2007, to the extent the Buyer Specified Conditions are not effective and continuing prior to such date, Buyer shall commence a public tender offer for all of the issued and outstanding shares of Emel (the “Tender Offer”), and Buyer shall take any and all other action necessary to complete such Tender Offer in full compliance with Chilean Law, including announcing its Tender Offer in national publications in Chile in accordance with Chilean Law; provided that, Buyer agrees (i) to hold its Tender Offer open only for the minimum period required under Chilean Law, (ii) not to extend the period of such Tender Offer, (iii) not to revoke or otherwise fail to complete the Tender Offer, (iv) not to condition the Tender Offer (including by amendment thereto) in any manner other than (A) the expiration of the minimum Tender Offer period, (B) the tender of shares representing at least 95.4% of the issued and outstanding shares of Emel, and (C) the issuance by Emel of a certificate to the effect that the Emel Shares are free and clear of all Liens, (v) to specify in such Tender Offer to the greatest extent permitted by applicable Law that any shares tendered pursuant to the Tender Offer may be withdrawn by the offeree prior to the completion of the period during which such Tender Offer is held open; and (vi) no later than three (3) days after the completion of the Tender Offer, to publish a notice of Buyer’s acceptance of the Tender Offer process, together with an announcement with the results of the Tender Offer, in national publications in Chile in accordance with Chilean Law.  The acquisition price offered for each Emel Share in the Tender Offer shall be equal to the Per Share Price, payable in cash on the Closing Date.

(b)  Seller shall, and shall cause its affiliates to, provide Buyer with such information and other assistance as Buyer shall reasonably need in connection with the Tender Offer and compliance with Chilean Law related thereto.  The prospectus and other offering materials prepared by Buyer to effect the Tender Offer shall be in a form and in substance reasonably acceptable to Buyer; provided, that Buyer shall give Seller such prospectus and offering materials and an opportunity to comment thereon at least one (1) Business Day prior to the filing of such prospectus and offering materials to effect the Tender Offer.

(c)  Seller shall cause the directors of Emel to, issue an opinion pursuant to Article 207, section (c) of the Chilean Securities Market Law (Law N°18.045).

(d)  Buyer shall keep Seller fully informed of all material developments relating to the Tender Offer, including the commencement, progress and completion of such Tender Offer.

(e)  Subject to Buyer’s compliance with this Section 6.7 or to the extent that the Seller Specified Conditions are not effective and continuing as of such date, Seller is obliged to tender, sell and not to withdraw the Emel Shares and the Buyer is obliged to purchase the Emel Shares in accordance with the Tender Offer and applicable Law; provided that, Seller shall immediately withdraw such tender of the Emel Shares as permitted by the Tender Offer and applicable Law if this Agreement is terminated for any reason pursuant to Article IX.

SECTION 6.8.   Further Actions.  (a) Subject to the terms and conditions of this Agreement, each of Buyer and Seller agrees to use its reasonable best efforts (except where a different efforts standard is specifically contemplated by this Agreement, in which case such different standard shall apply) to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement.

(b)  Buyer agrees that the obtaining of required consents and approvals of parties to contracts with the Companies and their subsidiaries, and any Filings or Consents with or from any Governmental Entity, are the responsibility of Buyer and that Buyer shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to obtain any consents and approvals of parties to contracts with the Companies or any of their subsidiaries as are required in connection with the consummation of the transactions contemplated hereby. Without limiting the foregoing, required actions by Buyer shall include, but not be limited to, acceptance by Buyer of any and all divestitures of any subsidiary or assets of Buyer or its Affiliates or the Companies, acceptance by Buyer or any of its Affiliates of any limitation on or condition on the manner in which they or any of their Affiliates conducts their business, or acceptance of an agreement to hold any assets of Buyer or its Affiliates or the Companies separate in any lawsuit or other legal proceeding, whether judicial or administrative and whether required by any applicable Governmental Entity in connection with the transactions contemplated by this Agreement or any other agreement contemplated hereby.  Without limiting the foregoing, from the date hereof through the Closing Date, Buyer agrees that except as may be agreed in writing by Seller, Buyer shall not, and shall not permit any action, which could reasonably be expected to impact the ability of the Parties to secure all required government approvals to consummate the transactions hereunder, or take any action with any Governmental Entity relating to the foregoing, or agree, in writing or otherwise, to do any of the foregoing, in each case which could reasonably be expected to delay or prevent the consummation of the transactions contemplated hereby or result in the failure to satisfy any condition to consummation of the transactions contemplated hereby.  Buyer shall bear the fees associated with any Filings or Consents with or from any Governmental Entity related to the proposed transaction.

(c)  Each of Seller and Buyer shall promptly inform the other Party of any material communication made to, or received by such Party from, any Governmental Entity regarding any of the transactions contemplated hereby.

(d)  From and after the Closing Date, Buyer shall take any and all actions, and shall cause the Companies and their subsidiaries to take any and all actions, as necessary for the payment of any dividends declared by the Companies prior to the Closing Date in accordance with Schedule 6.2(a), including the payment (as applicable) of the proposed interim dividends in October 2007 directly or indirectly from one or more of the Companies to the shareholders of record of Emel (including Seller, as applicable) on the date the dividend was declared.

ARTICLE VII

SPECIFIED CONDITIONS

SECTION 7.1.   Buyer Specified Conditions.  The “Buyer Specified Conditions” shall mean, with respect to any applicable date specified under this Agreement, the following conditions:

(a)           Seller shall have failed to perform and satisfy in all material respects each of its agreements and obligations set forth in this Agreement required to be performed and satisfied by Seller at or prior to the applicable date.

(b)           The representations and warranties applicable to Seller contained in this Agreement shall fail to be true and correct as of the applicable date (without regard to any express qualifier therein as to materiality or Material Adverse Effect), except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such earlier date) and except for such breaches and warranties that, in the aggregate, would not have a Material Adverse Effect.

(c)           An injunction or other legal prohibition of any Governmental Entity preventing the purchase and sale contemplated hereby or the consummation of the transactions to be effected by Buyer shall be in effect as of the applicable date; provided that Buyer shall have used its commercially reasonable efforts to cause any such order, preliminary or permanent injunction, cease and desist order or other legal restraint or prohibition to be vacated or lifted, including, but not limited to, satisfying its obligations under Section 6.8.

SECTION 7.2.   Seller Specified Conditions. The “Seller Specified Conditions” shall mean, with respect to any applicable date specified under this Agreement, the following conditions:

(a)           Buyer shall have failed to perform and satisfy in all material respects each of its agreements and obligations set forth in this Agreement required to be performed and satisfied by Buyer at or prior to the applicable date, including strict compliance with the requirements of Section 6.7(a).

(b)           The representations and warranties of Buyer contained in this Agreement, shall fail to be true and correct in all material respects as of the applicable date (without regard to any express qualifier therein as to materiality), except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such earlier date).

(c)           An injunction or other legal prohibition of any Governmental Entity preventing the purchase and sale contemplated hereby or the consummation of the transactions to be effected by Seller shall be in effect as of the applicable date; provided that Seller shall have used its commercially reasonable efforts to cause any such order, preliminary or permanent injunction, cease and desist order or other legal restraint or prohibition to be vacated or lifted, including, but not limited to, satisfying its respective obligations under Section 6.8.

ARTICLE VIII

SURVIVAL; INDEMNIFICATION AND RELEASE

SECTION 8.1.   Survival.

Other than Section 3.5 (Title), which shall survive indefinitely and Section 4.3 (Financial Statements), Section 4.6 (Material Contracts), Section 4.8 (Employee Matters), Section 4.9 (Environmental Matters), and Section 4.11 (Taxes), each of which shall survive for a period of six months after the Closing Date, all other representations, warranties, covenants and agreements of the Parties contained in this Agreement (other than covenants and agreements which by their express terms are to be performed after Closing) shall terminate on the Closing Date and there shall be no liabilities or obligations with respect thereto from and after the Closing.

SECTION 8.2.   Indemnification by Seller.

(a)  From and after the Closing Date, subject to the other provisions of this Article VIII, Seller agrees to indemnify Buyer and its officers, directors, employees and Affiliates (collectively, the “Indemnified Buyer Entities”) and to hold each of them harmless from and against, any and all Damages suffered, paid or incurred by such Indemnified Buyer Entity and (i) caused by any breach of any of the representations and warranties made by Seller to Buyer in Section 3.5, Section 4.3, Section 4.6, Section 4.8, Section 4.9 or Section 4.11 of this Agreement, or (ii) caused by any breach by Seller of any of its covenants or agreements contained in this Agreement (other than any covenant or agreement relating solely to periods prior to the Closing).

(b)  Notwithstanding anything to the contrary contained in this Section 8.2, the Indemnified Buyer Entities shall be entitled to indemnification with respect to any claim for indemnification pursuant to Section 8.2(a)(i):

(i)           only if the amount of Damages with respect to such claim exceeds the amount of $250,000 (any claim involving Damages equal to or less than such amount being referred to as a “De Minimis Claim”);

(ii)          only if, and then only to the extent that, the aggregate Damages to all Indemnified Buyer Entities, with respect to all claims for indemnification pursuant to Section 8.2(a)(i) (other than De Minimis Claims), exceed the amount of $5,000,000 (the “Deductible”), whereupon (subject to the provisions of clause (iii) below) Seller shall be obligated to pay in full all such amounts but only to the extent such aggregate Damages are in excess of the amount of the Deductible; and

(iii)         only with respect to claims for indemnification under Section 8.2(a)(i) made on or before the expiration of the survival period pursuant to Section 8.1 for the applicable representation or warranty.

(c)  Notwithstanding anything to the contrary contained in this Section 8.2, in no event shall the Indemnified Buyer Entities be entitled to aggregate Damages in excess of the amount of ten percent (10%) of the Purchase Price (the “Cap”).  Notwithstanding anything in this Section 8.2 to the contrary, a De Minimis Claim, the Deductible and the Cap shall not apply to any indemnification obligation of Seller related to Section 3.5 (Title); provided, however, that Seller shall not be required to indemnify the Indemnified Buyer Entities for any breach of Section 3.5 for Damages in excess of the Purchase Price.

SECTION 8.3.   Indemnification by Buyer.

(a)  From and after the Closing, Buyer hereby agrees to indemnify, defend and hold Seller and its officers, directors, employees and Affiliates (collectively, the “Indemnified Seller Entities”) harmless from and against any and all Damages, whether arising out of contract, tort, strict liability, other Law or otherwise, incurred by any of them to the extent arising out of or resulting from the ownership and/or operation of the Companies and their assets, whether related to any period of time before or after the Closing, except for criminal actions or fraud.

(b)  Notwithstanding anything to the contrary contained in this Section 8.3, in no event shall the Indemnified Seller Entities be entitled to aggregate Damages in excess of the Cap.

SECTION 8.4.   Indemnification Procedures.

(a)  If an Indemnified Buyer Entity or an Indemnified Seller Entity (each, an “Indemnified Entity”) believes that a claim, demand or other circumstances exists that has given or may reasonably be expected to give rise to a right of indemnification under this Article VIII (whether or not the amount of Damages relating thereto is then quantifiable), such Indemnified Entity shall assert its claim for indemnification by giving written notice thereof (a “Claim Notice”) to the party from which indemnification is sought (the “Indemnifying Party”) (i) if the event or occurrence giving rise to such claim for indemnification is, or relates to, a claim, suit, action or proceeding brought by a Person not a party to this Agreement or affiliated with any such party (a “Third Party”), within ten Business Days following receipt of notice of such claim, suit, action or proceeding by such Indemnified Entity, or (ii) if the event or occurrence giving rise to such action or claim for indemnification is not, or does not relate to, a claim brought by a Third Party, within 30 days after the discovery by the Indemnified Entity of the circumstances giving rise to such Claim for indemnity.  Each Claim Notice shall describe the claim in reasonable detail.

(b)  If any claim or demand by an Indemnified Entity under this Article VIII relates to a Claim filed or made against an Indemnified Entity by a Third Party, the Indemnifying Party may elect at any time to negotiate a settlement or a compromise of such action or claim or to defend such action or claim, in each case at its sole cost and expense (subject to the last sentence of this Section 8.4(b)) and with its own counsel.  If, within thirty days of receipt from an Indemnified Entity of any Claim Notice with respect to a Third Party action or claim, the Indemnifying Party (i) advises such Indemnified Entity in writing that the Indemnifying Party shall not elect to defend, settle or compromise such action or claim or (ii) fails to make such an election in writing, such Indemnified Entity may (subject to the Indemnifying Party’s continuing right of election in the preceding sentence), at its option, defend, settle or otherwise compromise or pay such action or claim; provided, that any such settlement or compromise shall be permitted hereunder only with the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld.  Unless and until the Indemnifying Party makes an election in accordance with this Section 8.4(b) to defend, settle or compromise such action, all of the Indemnified Entity’s reasonable costs and expenses arising out of the defense, settlement or compromise of any such action or claim shall be Damages subject to indemnification hereunder to the extent provided herein.  Each Indemnified Entity shall make available to the Indemnifying Party all information reasonably available to such Indemnified Entity relating to such action or claim.  In addition, the parties shall render to each other such assistance as may reasonably be requested in order to ensure the proper and adequate defense of any such action or claim.  The Party in charge of the defense shall keep the other Parties fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto.  If the Indemnifying Party elects to defend any such action or claim, then the Indemnified Entity shall be entitled to participate in such defense with counsel reasonably acceptable to the Indemnifying Party, at such Indemnified Entity’s sole cost and expense.  In the event the Indemnifying Party assumes the defense of (or otherwise elects to negotiate or settle or compromise) any action or claim as described above, the Indemnified Entity shall reimburse the Indemnifying Party for all costs and expenses incurred by the Indemnifying Party in connection with such defense (or negotiation, settlement or compromise) to the extent, if applicable, that such costs and expenses do not exceed the amount of the remaining Deductible.

SECTION 8.5.   General.

(a)  Each Indemnified Entity shall be obligated in connection with any claim for indemnification under this Article VIII to use all commercially reasonable efforts to obtain any insurance proceeds available to such Indemnified Entity with regard to the applicable claims and to recover any amounts to which it may be entitled in respect of the applicable claims pursuant to contractual or other indemnification rights that any of the Companies may have against Third Parties.  The amount which the Indemnifying Party is or may be required to pay to any Indemnified Entity pursuant to this Article VIII shall be reduced (retroactively, if necessary) by any insurance proceeds, tax benefits or other amounts actually recovered by or on behalf of such Indemnified Entity in reduction of the related Damages.  If an Indemnified Entity shall have received the payment required by this Agreement from the Indemnifying Party in respect of Damages and shall subsequently receive insurance proceeds, tax benefits or other amounts in respect of such Damages, then such Indemnified Entity shall promptly repay to the Indemnifying Party a sum equal to the amount of such insurance proceeds, tax benefits or other amounts actually received.

(b)  In addition to the requirements of Section 8.5(a), each Indemnified Entity shall be obligated in connection with any claim for indemnification under this Article VIII to use all commercially reasonable efforts to mitigate Damages upon and after becoming aware of any event which could reasonably be expected to give rise to such Damages.

(c)  Subject to the rights of any insurance carriers contemplated in Section 8.5(a) above, the Indemnifying Party shall be subrogated to any right of action that the Indemnified Entity may have against any other Person with respect to any matter giving rise to a claim for indemnification hereunder.

(d)  If on or before the Closing Date a Party has Knowledge of the existence of claims or other events or occurrences for which it or its officers, directors, employees or Affiliates would be entitled to indemnification under this Article VIII, such Party shall notify the other Party of such claims or other events or occurrences prior to Closing.

(e)  The indemnification provided in this Article VIII shall be the exclusive post-Closing remedy available to any Party hereto with respect to any breach of any representation, warranty, covenant or agreement in this Agreement, or otherwise in respect of the transactions contemplated by this Agreement, except as otherwise expressly provided in this Agreement.

SECTION 8.6.    “As Is” Sale; Release.

(a)  EXCEPT FOR THOSE EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE III AND ARTICLE IV, (i) THE COMPANIES AND SELLER’S INTEREST IN THE EMEL SHARES ARE BEING TRANSFERRED “AS IS, WHERE IS, WITH ALL FAULTS,” AND (ii) SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE COMPANIES OR THE EMEL SHARES OR THE PROSPECTS (FINANCIAL OR OTHERWISE), RISKS AND OTHER INCIDENTS OF THE COMPANIES AND THEIR ASSETS.

(b)  Except for the obligations of Seller under this Agreement, for and in consideration of the transfer of the Emel Shares, effective as of the Closing Date, Buyer hereby absolutely and unconditionally releases, acquits and forever discharges, and shall cause each of its Affiliates (including the Companies) to absolutely and unconditionally release, acquit and forever discharge, Seller and its Affiliates, each of their present and former officers, directors, managers, employees and agents and each of their respective heirs, executors, administrators, successors and assigns, from any and all costs, expenses, damages, debts, or any other obligations, liabilities and claims whatsoever, whether known or unknown, both in law and in equity, in each case to the extent arising out of or resulting from the ownership and/or operation of the Companies, or the assets, business, operations, conduct, services, products and/or employees (including former employees) of any of the Companies (and any predecessors), whether related to any period of time before or after the Closing Date, except for criminal actions or fraud; provided, however, that in the event Buyer’s Affiliates are sued by Seller or its Affiliates for any matter subject to this release, Buyer’s Affiliates shall have the right to raise any defenses or counterclaims in connection with such lawsuits.

SECTION 8.7.   Right to Specific Performance; Certain Limitations.
Notwithstanding anything in this Agreement to the contrary:

(a)  Without limiting or waiving in any respect any rights or remedies of a Party under this Agreement now or hereafter existing at law, in equity or by statute, each of the Parties hereto shall be entitled to specific performance of the obligations to be performed by the other Parties in accordance with the provisions of this Agreement;

(b)  No Representative, Affiliate of, or direct or indirect equity owner in, Seller shall have any personal liability to Buyer or any other Person as a result of the breach of any representation, warranty, covenant, agreement or obligation of Seller in this Agreement and no Representative, Affiliate of, or indirect equity owner in, Buyer shall have any personal liability to Seller or any other Person as a result of the breach of any representation, warranty, covenant, agreement or obligation of Buyer in this Agreement; and

(c)  No Party shall be liable for special, punitive, exemplary, incidental, consequential or indirect damages, or lost profits, or losses calculated by reference to any multiple of earnings or earnings before interest, tax, depreciation or amortization (or any other valuation methodology) whether based on contract, tort, strict liability, other Law or otherwise and whether or not arising from the other Party’s sole, joint or concurrent negligence, strict liability or other fault for any matter relating to this Agreement and the transactions contemplated hereby.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

SECTION 9.1.   Grounds for Termination.

This Agreement may be terminated:

(a)           by either Buyer or Seller (provided that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if the Closing shall not have occurred or is not reasonably likely to occur within seventy-five (75) days of the date of this Agreement;

(b)            by Buyer (provided that Buyer is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if any of the Buyer Specified Conditions are in effect and could reasonably be expected to remain in effect through the time period specified in Section 9.1(a) (including as a result of a failure of a covenant or agreement of Seller to be satisfied as of the time specified for such action under the Agreement);

(c)           by Seller (provided that Seller is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if any of the Seller Specified Conditions are in effect and could reasonably be expected to remain in effect through the time period specified in Section 9.1(a) (including as a result of a failure of a covenant or agreement of Seller to be satisfied as of the time specified for such action under the Agreement); or

(d)           at any time prior to the Closing Date by mutual written agreement of Buyer and Seller.

SECTION 9.2.   Effect of Termination.

In addition to the actions required under the proviso to Section 6.7(d), if this Agreement is terminated as permitted by Section 9.1, such termination shall be without liability of any Party to the other Parties, except liability for any breach of any representations, warranties, covenants or other agreements under this Agreement prior to such termination, or under the following provisions, which shall also survive termination: Section 6.4(a), Section 6.4(b) (which shall only survive for one year after such termination), Section 6.6, Section 6.7(d) (proviso only), Article IX and Article X.

SECTION 9.3.   Amendments and Waivers.  This Agreement may not be amended except by an instrument in writing signed on behalf of Buyer and Seller.  The Parties hereto may, by an instrument in writing signed on behalf of such Party, waive compliance by any other Party with any term or provision of this Agreement that such other Party was or is obligated to comply with or perform.  No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  Except as otherwise provided herein, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

ARTICLE X

MISCELLANEOUS

SECTION 10.1.   Notices. All notices, requests and other communications hereunder shall be in writing (including wire, telefax or similar writing) and shall be sent, delivered or mailed, addressed, or telefaxed:

(a)  if to Buyer, to:

Pablo Guarda
Gerente General
Compañía General de Electricidad
Teatinos 280, 19th Floor, Santiago, Chile
Fax: +562-680-7104

with a copy to:

Antonio Jaar
Gerente Estudios Corporativos
Compañía General de Electricidad
Teatinos 280, 19th Floor, Santiago, Chile
Fax: +562-680-7104

(b)  if to Seller, to:

Robert W. Burke, Jr.
Vice President and Chief Counsel
PPL Global, LLC
2 North Ninth Street
Allentown, Pennsylvania 18101
Fax: (610) 774-2083

with copies to:

Rick Klingensmith
President of PPL Global, LLC (at the above address)

and
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention:  Vince Pagano
               Fax:  (212) 455-2502

Each such notice, request or other communication shall be given (i) by mail (postage prepaid, registered or certified mail, return receipt requested), (ii) by hand delivery, (iii) by internationally recognized courier service or (iv) by telefax, receipt confirmed (with a confirmation copy to be sent by first class mail; provided that the failure to send such confirmation copy shall not prevent such telefax notice from being effective).  Each such notice, request or communication shall be effective (i) if mailed, three calendar days after mailing at the address specified in this Section 10.1 (or in accordance with the latest unrevoked written direction from such Party), (ii) if delivered by hand or by internationally recognized courier service, when delivered at the address specified in this Section 10.1 (or in accordance with the latest unrevoked written direction from the receiving Party) and (iii) if given by telefax, when such telefax is transmitted to the telefax number specified in this Section 10.1 (or in accordance with the latest unrevoked written direction from the receiving Party), and the appropriate confirmation is received; provided that notices received on a day that is not a Business Day or after the close of business on a Business Day will be deemed to be effective on the next Business Day.

SECTION 10.2.   Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any provision of this Agreement, or the application thereof to any Person or any circumstance, is found to be invalid or unenforceable in any jurisdiction, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid or enforceable, such provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

SECTION 10.3.   Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall, taken together, be considered one and the same agreement.

SECTION 10.4.   Entire Agreement; No Third Party Beneficiaries. This Agreement (together with the agreements, Schedules and certificates referred to herein or delivered pursuant hereto) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof (including the Confidentiality Agreement, dated June 22, 2007) and (b) is not intended to confer upon any Person (including any employee of the Companies) any rights or remedies hereunder.

SECTION 10.5.   Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

SECTION 10.6.   Specific Performance. The Parties agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with its specific terms and that any remedy at law for any breach of the provisions of this Agreement would be inadequate.  Accordingly, it is agreed that the Parties shall be entitled to an injunction or injunctions to enforce specifically the terms and provisions hereof in any court of law of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

SECTION 10.7.   Consent to Jurisdiction; Waiver of Jury Trial. Each of the Parties hereto irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York located in the borough of Manhattan in the City of New York, or if such court does not have jurisdiction, the Supreme Court of the State of New York, New York County, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby.  Each of the Parties hereto further agrees that service of any process, summons, notice or document by U.S. certified mail to such Party’s respective address set forth in Section 10.1 shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence.  Each of the Parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (a) the United States District Court for the Southern District of New York or (b) the Supreme Court of the State of New York, New York County, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 10.8.   Assignment..  Neither this Agreement nor any of the rights or obligations hereunder shall be assigned by any of the Parties hereto without the prior written consent of the other Party; provided that Buyer may transfer its rights and obligations under this Agreement to an affiliated partnership or corporation for purposes of having such partnership or corporation take ownership of the Emel Shares so long as Buyer remains jointly and severally obligated to satisfy all of Buyer’s obligations under the terms of this Agreement.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.  Any attempted assignment in violation of the terms of this Section 10.8 shall be null and void, abinitio.

SECTION 10.9.   Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 10.10.   Construction.  References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa.  The words “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation”.  Unless the context otherwise requires, references in this Agreement to Articles, Sections, Exhibits, Schedules, Appendices and Attachments shall be deemed references to Articles and Sections of, and Exhibits, Schedules, Appendices and Attachments to, such Agreement.  Unless the context otherwise requires, the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement.

SECTION 10.11.   Schedules and Exhibits.  Except as otherwise provided in this Agreement, all Exhibits and Schedules referred to herein are intended to be and hereby are made a part of this Agreement. Any disclosure in any Party’s Schedule under this Agreement corresponding to and qualifying a specific numbered paragraph shall be deemed to correspond to and qualify any other numbered paragraph relating to such Party to which the applicability of the disclosure is readily apparent.  Certain information set forth in the Schedules is included solely for informational purposes, is not an admission of liability with respect to the matters covered by the information, and may not be required to be disclosed pursuant to this Agreement.  The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Schedules is not intended to imply that such amounts (or higher or lower amounts) are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Schedules in any dispute or controversy between the parties as to whether any obligation, item, or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

PPL Chile Energía Limitada

By:	/s/ Rick L. Klingensmith Name: Rick L. Klingensmith Title: Authorized Representative

Compañía General de Electricidad

By:	/s/ Pablo Guarda Name: Pablo Guarda Title: General Manager

Appendix A

As used in the Agreement, the following terms have the following meanings:

An “Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Agreement” means this Stock Purchase Agreement dated as of September 12, 2007 by and between Seller and Buyer, including the Schedules thereto, as it may be amended from time to time.

“Business Day” means any day when banks in Chile and in the State of New York are open.

“Buyer” has the meaning set forth in the heading of the Agreement.

“Buyer Specified Conditions” has the meaning set forth in Section 7.1.

“Cap” has the meaning set forth in Section 8.2(c).

“Chilean GAAP” means generally accepted accounting principles in Chile, as consistently applied by Emel and the other Companies in accordance with their past practices, including the accounting principles required by the Chilean Superintendencia de Valores y Seguros.

“Claim” means any demand, claim, action, legal proceeding (whether at law or in equity), investigation or arbitration.

“Claim Notice” has the meaning set forth in Section 8.4(a).

 “Closing” has the meaning set forth in Section 2.1.

“Closing Date” has the meaning set forth in Section 2.1.

“Companies” has the meaning set forth in the heading of the Agreement.

“Company Plans” means any material compensation and employee benefit, severance or employment plan, program or agreement, and vacation, incentive, bonus, program or policy sponsored or maintained by the Companies for the benefit of its employees (other than any plans required by applicable Law to be adopted, sponsored or maintained).

“Company Shares” has the meaning set forth in the Recitals.

“Computer Program” has the meaning set forth in Section 4.12(b).

“Confidential Information” has the meaning set forth in Section 6.4(a).

“Consent” has the meaning set forth in Section 3.3.

“Contract” means any written contract, lease, license, evidence of indebtedness, mortgage, indenture, purchase order, binding bid, letter of credit, security agreement, undertaking or other agreement that is legally binding.

The term “control” (including its correlative meanings “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“Damages” means any and all claims, injuries, lawsuits, liabilities, losses, damages, judgments, fines, penalties, deficiencies, costs and expenses, including the reasonable fees and disbursements of counsel (including fees of attorneys and paralegals, whether at the pre-trial, trial, or appellate level, or in arbitration) and all amounts reasonably paid in investigation, defense, or settlement of any of the foregoing.

“De Minimis Claim” has the meaning set forth in Section 8.2(b)(i).

“Deductible” has the meaning set forth in Section 8.2(b)(ii).

“Emel Shares” has the meaning set forth in the Recitals.

“Environmental Law” means any applicable Chilean law, statute, ordinance, rule, regulation, permit or order of any Chilean Governmental Entity relating to (a) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances.

“Filing” has the meaning set forth in Section 3.3.

“Financial Statements” has the meaning set forth in Section 4.3(a).

“Governmental Entity” means any governmental authority, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

 “Hazardous Substance” means any substance or material listed, defined or classified as a pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, solid waste or special waste under any applicable Environmental Law or that could otherwise reasonably be expected to result in liability under or relating to any Environmental Law, including, petroleum, petroleum products, volatile organic compounds, semi-volatile organic compounds,  pesticides, polychlorinated biphenyls, arsenic, barium, beryllium, cadmium, chromium, copper, lead, nickel, vanadium, and asbestos and asbestos-containing materials.

“Indemnified Buyer Entity” has the meaning set forth in Section 8.2(a).

“Indemnified Entity” has the meaning set forth in Section 8.4(a).

“Indemnified Seller Entity” has the meaning set forth in Section 8.3(a).

“Indemnifying Party” has the meaning set forth in Section 8.4(a).

“Interim Period” means the period beginning on the date hereof and ending at the earlier of the commencement of the Tender Offer or the Closing.

“Inversiones” has the meaning set forth in the Recitals.

“Knowledge” means, (i) in the case of Seller, the actual knowledge (as opposed to any constructive or imputed knowledge) of the individuals listed on Schedule 1(a), and (ii) in the case of Buyer, the actual knowledge (as opposed to any constructive or imputed knowledge) of the individuals listed on Schedule 1(b).

“Law” means, with respect to any Person, any statute, law, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree or other requirement of any Governmental Entity directly applicable to such Person or any of its respective properties or assets, as amended from time to time.

“Liabilities” has the meaning set forth in Section 4.12.

“Lien” means any mortgage, pledge, assessment, security interest, lien, adverse claim, levy, encroachment, right of first option, or other similar encumbrance or restriction.

“Material Adverse Effect” means any change or event or effect that is materially adverse to (i) the assets, liabilities, operations or condition of the Companies, taken as a whole, in each case, except for any such change, event or effect resulting from or arising out of (a) changes in economic conditions generally or in the industry in which the Companies operate (including the electric generating, transmission or distribution industries), whether international, national, regional or local, (b) changes in international, national, regional, state or local wholesale or retail markets for electric power or fuel supply or transportation or related products, including those due to actions by competitors, (c) changes in general regulatory or political conditions, including any acts of war or terrorist activities, (d) changes in national, regional, state or local electric transmission or distribution systems, (e) strikes, work stoppages or other labor disturbances, (f) increases in the costs of commodities or supplies, including fuel, (g) effects of weather or meteorological events, (h) any change of Law or regulatory policy, (i) changes or adverse conditions in the securities markets, including those relating to debt financing, (j) the announcement, execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, and (k) any actions specifically required to be taken or consented to pursuant to or in accordance with this Agreement or (ii) any of the Seller’s ability to perform its obligations hereunder.

“Material Contracts” means all Contracts requiring or guaranteeing (including by collateral signature, surety, or joint and several debt) payments in excess of US$2,500,000 per annum, or which contain any covenant restricting the ability of the Companies to compete or to engage in any activity or business.

“Party” or “Parties” means Seller and Buyer, individually, a “Party”, and collectively as the “Parties”.

“Permitted Lien” has the meaning set forth in Section 4.7.

“Per Share Price” has the meaning set forth in Section 2.1.

“Person” means any individual, corporation, partnership, joint venture, trust, association, organization, Governmental Entity or other entity.

“Provider” has the meaning set forth in Section 6.4(a).

“Purchase Price” has the meaning set forth in Section 2.1.

“Recipient” has the meaning set forth in Section 6.4(a).

“Related Party Agreement” has the meaning set forth in Section 4.13(a).

“Representatives” means the officers, directors, managers, employees, counsel, accountants, financial advisers or consultants of a Person.

“Securities Act” has the meaning set forth in Section 5.8.

“Seller” has the meaning set forth in the heading of the Agreement.

“Seller Specified Conditions” has the meaning set forth in Section 7.2.

“Senior Management” means any of the managers with the following titles: Gerente General, Gerente Comercial, Gerente de Estudios y Tarifas, Gerente de Finanzas, Gerente de Operaciones, Gerente de Servicios y Negocios, Gerente de Regulación, Gerente de Higiene y Seguridad, Asesor Jurídico, and Gerente de Planificación Estratégica.

“Tax” or “Taxes” means any Chilean or other foreign income, profits, franchise, withholding, ad valorem, personal property (tangible and intangible), employment, payroll, sales and use, social security, disability, occupation, real property, severance, excise and other taxes, charges, levies or other assessments imposed by a Taxing Authority, including any interest, penalty or addition thereto.

“Tax Proceeding” has the meaning set forth in Section 6.3(c).

“Tax Returns” means any return, report or similar statement required to be filed with respect to any Taxes (including any attached schedules), including any information return, claim for refund, amended return and declaration of estimated Tax.

“Taxing Authority” means, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

“Tender Offer” has the meaning set forth in Section 6.7.

“Third Party” has the meaning set forth in Section 8.4(a).